Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT

(Swedish Export Credit Corporation)

Enhanced Participation Notes Due June 2009

(Linked to the S&P® 500 Index)

Final Term Sheet

Principal Amount:	$27,433,000

Pricing Date:	January 30, 2008

Issue Date:	February 13, 2008

Maturity Date:	June 13, 2009, unless such day is not a Business Day, in which case the Maturity Date shall be the next following Business Day

Determination Date:	June 1, 2009, subject to the effect of market disruption events

Initial Issue Price:	100% of Principal Amount

Underwriting commission:	0.25% of Principal Amount

Proceeds to Issuer:	99.75% of Principal Amount

Redemption Amount at Maturity:	On the Maturity Date, we will pay in respect of each note an amount in cash as follows:

If the Final Index Level is equal to or greater than the Initial Index Level, the Redemption Amount will be a percentage of the principal amount of your note equal to 100% plus the lesser of:
(a) the Maximum Return; and
(b) the Index Return multiplied by the Participation Level.

If the Final Index Level is less than the Initial Index Level, the Redemption Amount will be a percentage of the principal amount of your note equal to 100% plus the Index Return.

Index Return:	The Final Index Level minus the Initial Index Level, divided by the Initial Index Level, expressed as a percentage.

Participation Level:	3.0

Initial Index Level:	1357.00

Final Index Level:	The closing level of the Index on the Determination Date

Index Cap:	107.8% of the Initial Index Level

Maximum Return:	23.4%

CUSIP:	002546224

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.